Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Partners of

Parkway Properties Office Fund, LP:

We consent to the use of our report dated February 26, 2008, on Parkway Properties Office Fund, LP (the Partnership) with respect to the consolidated historical-cost statements of operations, changes in partners' capital, and cash flows of the Partnership for the year ended December 31, 2007, as well as the supplemental consolidated current-value statements of operations and changes in partners' capital for the year ended December 31, 2007, incorporated herein by reference.

KPMG LLP

Jackson, Mississippi

May 18, 2010